SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
SOMERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1
REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SOMERA COMMUNICATIONS, INC

301 S. Northpoint Drive
Coppell, Texas 75019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on Tuesday, April 11, 2006

To the Stockholders of
SOMERA COMMUNICATIONS, INC.
     On Tuesday, April 11, 2006, Somera Communications, Inc. (the “Company”) will hold a Special Meeting of Stockholders at the offices of the Company at 301 S. Northpoint Drive, Coppell, Texas 75019 at 9:00 a.m., local time, to consider and act upon the following matters:
1.	To approve seven alternative amendments to the Company’s Amended and Restated Certificate of Incorporation which shall effect a reverse split of the Company’s outstanding common stock whereby each outstanding five (5), seven (7), nine (9), ten (10), eleven (11), thirteen (13) or fifteen (15) shares of common stock would be combined into one share of common stock with the effectiveness of such amendment and the abandonment of the other amendments or the abandonment of all of the alternative amendments to be determined by the Board of Directors in its discretion; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only stockholders of record at the close of business on Monday, March 6, 2006, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.
     The proxy statement and enclosed proxy are being furnished to stockholders on or about March 13, 2006.
     All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

FOR THE BOARD OF DIRECTORS,

/s/ Kent Coker

Kent Coker,
Senior Vice President, Chief Financial Officer and
Secretary
Coppell, Texas
March 13, 2006
     IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

SOMERA COMMUNICATIONS, INC.
301 S. Northpoint Drive
Coppell, Texas 75019

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
to be held on Tuesday, April 11, 2006

General Information
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Somera Communications, Inc. (the “Company”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Tuesday, April 11, 2006, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Corporate Secretary of the Company, or by voting in person at the Special Meeting. We intend to mail this proxy statement and accompanying proxy card on or about March 13, 2006 to all stockholders entitled to vote at the Special Meeting.
Quorum Requirement
     At the close of business on March 6, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote an aggregate of [ # of shares to be inserted] shares of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.
     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Special Meeting.
Votes Required
     The proposal to approve the reverse stock split (“Proposal No. 1”) will require the affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our Common Stock entitled to vote at the Special Meeting. Abstentions may be specified on proposals and will be counted as present for purposes of the proposal on which the abstention is voted. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are not counted in the tally of votes FOR or AGAINST the proposal and will have the same effect as votes AGAINST the proposal. Brokers holding share in their name will not be permitted to vote on Proposal No. 1 without instruction from the beneficial owner of such shares.

Beneficial Ownership of Voting Stock
     The following table sets forth the beneficial ownership of the Company’s Common Stock as of December 31, 2005 (or such other date as otherwise indicated in the footnotes below), (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the current and former officers for whom we are required to provide information, and (iv) by all current directors and executive officers as a group.

	Number of Shares of	Percentage of
Name and Address of	Common Stock	Common
Beneficial Owner	Beneficially Owned (1)	Stock Outstanding (2)

5% Stockholders
Summit Funds (3)	12,127,333	24.12%
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
B. Riley Funds (4)	4,879,953	9.71%
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Gryphon Funds (5)	4,408,805	8.77%
100 Crescent Court, Suite 490
Dallas, TX 75201
Lloyd I. Miller, III (6)	3,518,528	7.0%
4550 Gordon Drive
Naples, Fl 34102
Saranac Capital Management (7)	3,388,100	6.74%
31 West 52nd Street
New York, NY 10019
FMR Corp. (8)	2,560,015	5.09%
82 Devonshire Street
Boston, MA 02109

Other Directors and Named Executive Officers
David W. Heard (9)	500,000	*
Kent Coker (10)	300,000	*
Michael Foliano (11)	375,000	*
Jay Hilbert (12)	375,000	*
Scott Willis (13)	275,000	*
Jeremy D. Rossen (14)	—	*
Walter G. Kortschak (15)	6,563	*
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Casimir S. Skrzypczak (16)	50,000	*
David A. Young (17)	50,000	*
Barry Phelps (18)	172,189	*
Charles E. Levine (19)	50,000	*

All directors and executive officers as a group (10 persons)(1)	2,153,752	4.28%

*	Less than 1%.

(1)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of the Company based upon information provided by such persons, each person listed above has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after December 31, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o Somera Communications, Inc., 301 S. Northpoint Drive, Coppell, Texas 75019.

(2)	As of December 31, 2005, on which date there were a total of 50,278,065 shares of Common Stock outstanding.

(3)	Includes 11,082,581 shares of Common Stock owned by Summit Ventures V, 483,713 shares of Common Stock owned by Summit V Advisors Fund (QP), 390,437 shares of Common Stock owned by Summit V Advisors Fund, and 170,602 shares of Common Stock owned by Summit Investors III.

(4)	Includes 4,879,953 shares of Common Stock owned by B. Riley Co., Inc. and its affiliates, including Riley Investment Management LLC and SACC Partners LP.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2006. The schedule discloses 4,408,805 shares of Common Stock over which Gryphon Master Fund, L.P., Gryphon Partners, L.P., Gryphon Management Partners, L.P., Gryphon Advisors, L.L.C. and E.B. Lyon, IV have shared voting and dispositive power.

(6)	Based on Schedule 13G filed with the SEC on February 2, 2006. Mr. Miller has sole dispositive power with respect to 1,708,907 shares of Common Stock as the manager of a limited liability company that is the general partner of a certain general partnership and shared dispositive power with respect to 1,809,621 shares of Common Stock as an investment advisor to the trustee of a certain family trust and the trustee to a certain grantor retained annuity trust.

(7)	Based on Schedule 13G filed with the SEC on February 14, 2006. The schedule discloses 3,388,100 shares of Common Stock over which Mr. Ross Margolis may be deemed to have investment discretion over as the managing member of Saranac Management GP LLC, which is the general partner of Saranac Capital Management LP.

(8)	Based on Schedule 13G filed with the SEC on February 14, 2006. The schedule discloses that FMR Corp, Fidelity Research & Management Company and Fidelity Low Priced Stock Fund beneficially own 2,560,015 shares of Common Stock.

(9)	Includes 500,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(10)	Includes 300,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(11)	Includes 325,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005 and 37,500 shares which are subject to the Company’s right of repurchase.

(12)	Includes 375,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005. Mr. Hilbert ceased to be employed by the Company as of January 24, 2006, but continues to provide the Company consulting services and currently serves on the Company’s Advisory Board.

(13)	Includes 275,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005. Mr. Willis ceased to be employed by the Company as of January 24, 2006, but continues to provide the Company consulting services and currently serves on the Company’s Advisory Board.

(14)	Mr. Rossen’s employment as Vice President and General Counsel of the Company terminated effective December 1, 2005.

(15)	Mr. Kortschak, one of our directors, is a managing member of Summit Partners, LLC, which is the general partner of Summit Partners, V, which is the general partner of each of Summit Ventures V, Summit V Advisors Fund (QP), and Summit V Advisors Fund. Mr. Kortschak is also a general partner of Summit Investors III. Summit Partners, LLC, through an investment committee, has voting and dispositive power with respect to the shares owned by the Summit funds. Mr. Kortschak does not have voting or dispositive power with respect to the shares owned by the Summit funds and disclaims beneficial ownership of these shares. Includes 6,563 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(16)	Includes 6,562 shares which are subject to the Company’s right of repurchase. Also includes 35,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(17)	Includes 6,562 shares which are subject to the Company’s right of repurchase. Also includes 35,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(18)	Includes 6,562 shares which are subject to the Company’s right of repurchase. Also includes 156,875 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005.

(19)	Includes 6,562 shares which are subject to the Company’s right of repurchase. Also includes 35,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2005. Also includes 314 shares held by the Phelps Family Trust over which Mr. Phelps has voting and dispositive power.

PROPOSAL 1
SEVEN ALTERNATIVE AMENDMENTS OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT
     At the Special Meeting, stockholders will be asked to approve seven alternative amendments (collectively, the “Proposed Amendments”) of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in order to effect a reverse stock split of the Company’s Common Stock. If the stockholders approve Proposal No. 1, the Board of Directors will have the authority, in its sole discretion, to determine which, if any, of the seven Proposed Amendments to implement or to abandon all of the Proposed Amendments.
General
     The Board of Directors has approved and is hereby soliciting stockholder approval of the Proposed Amendments to the Certificate of Incorporation to effect one of seven alternative reverse stock splits whereby each outstanding five (5), seven (7), nine (9), ten (10), eleven (11), thirteen (13) or fifteen (15) shares of Common Stock would be combined into one share of Common Stock with the effectiveness of such amendment and the abandonment of the other amendments or the abandonment of all of the alternative amendments to be determined by the Board of Directors in its discretion. The Proposed Amendments are set forth in Annex A to this proxy statement. Hence, a vote FOR Proposal No. 1 will include approval of a 1:5, 1:7, 1:9, 1:10, 1:11, 1:13 and 1:15 reverse split of the Company’s outstanding Common Stock and will grant the Board of Directors the authority to select the exact exchange ratio within that range to be implemented by filing one of the Proposed Amendments with the Secretary of State of Delaware and abandoning the other alternatives. In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of the Company’s performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of the Company’s Common Stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State. The Board of Directors will attempt to set a price for the Common Stock of between $[# price to be inserted] and $ [# price to be inserted] per share after giving effect to the reverse stock split. The par value of the Company’s Common Stock and the number of authorized shares of Common Stock would remain unchanged. If the stockholders approve the Proposed Amendments, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing one of the Proposed Amendments with the Delaware Secretary of State. The Board of Directors believes that approval of a proposal granting discretion to the Board to choose among seven alternative reverse split ratios, rather than approval of a single reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders.
     The Board of Directors has approved the Proposed Amendments for adoption by the stockholders because it believes that each of the seven alternative reverse stock splits is advisable and in the best interests of the Company and its stockholders. However, no more than one reverse split will be effectuated and the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the filing of any one of the Proposed Amendments and the reverse stock split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Company and the stockholders. Thus, a vote FOR Proposal No. 1 will include authorization for the Board of Directors to abandon the Proposed Amendments in the event that it determines that it would be in the best interests of the Company and our stockholders to not file any of the Proposed Amendments.
     If the stockholders approve Proposal No. 1, the Board of Directors may, in its discretion, cause one of the Proposed Amendments to be filed with the Secretary of State of the State of Delaware. The reverse stock split will be effectuated by the filing of one of the Proposed Amendments with the Secretary of State of the State of Delaware without further action by us or our stockholders.
Reasons for the Reverse Stock Split
     The primary reasons the reverse stock split is being proposed are to maintain the eligibility of our Common Stock for listing on The Nasdaq National Market and to increase the Common Stock’s attractiveness to potential investors. In order to maintain our listing on The Nasdaq National Market, the minimum daily closing bid price per share of our Common Stock must be $1.00 or greater in accordance with Nasdaq Marketplace Rule 4450. On October 31, 2005, Nasdaq notified us that our Common Stock had failed to maintain a minimum closing bid price greater than or equal to $1.00 for thirty (30) consecutive trading days. This failure to comply with this requirement for continued listing on The Nasdaq National Market subjects our Common Stock to possible delisting. The Company was provided until May 1, 2006 to regain compliance with this requirement. Based on recent trading prices, we anticipate that, if we effect a reverse stock split, our Common Stock will trade higher than $1.00 per share. In order to regain compliance with this requirement, the closing bid price of the Company’s Common Stock must have been at or above $1.00 per share for a minimum of ten (10) consecutive trading days at any time prior to May 1, 2006. If

Proposal No. 1 is not approved, it is possible that our Common Stock will cease to be listed and traded on The Nasdaq National Market. Such delisting would significantly and adversely affect the trading in and liquidity of our Common Stock.
     The Board of Directors is also seeking the authority to effect a reverse stock split because it hopes that a reverse stock split will broaden the market for our Common Stock and that the resulting anticipated increased price level will encourage interest in the Common Stock. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our Common Stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.
     The Board of Directors further believes that a higher stock price would help the Company attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of the Company’s Common Stock, the Board of Directors believes this increase will enhance the Company’s ability to attract and retain employees and service providers.
Risks Associated with the Reverse Stock Split
     While our Board of Directors believes that our Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the reverse stock split times the selected reverse split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. We cannot offer any assurance that our Common Stock will continue to meet The Nasdaq National Market continued listing requirements following the reverse stock split. The market price of our Common Stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.
     In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase the Company’s ability to attract and retain employees and other service providers.
Effects of the Proposed Amendment
     The principal effect of the reverse stock split would be to decrease the number of issued and outstanding shares of Common Stock from [# of shares to be inserted] shares to a range between approximately [# of shares to be inserted] shares and [# of shares to be inserted] shares (depending on the final reverse split ratio selected within the proposed range of 1:5 to 1:15), based on outstanding share information as of March 6, 2006. The Amendment will not affect a stockholder’s proportionate equity interest or the relative rights, preferences or priorities a stockholder is currently entitled to, except for minor differences resulting from adjustments for fractional shares as described below. In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of the Company’s performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of the Company’s Common Stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State. The Board of Directors will attempt to set a price for the Common Stock of between $[# price to be inserted] and $ [# price to be inserted] per share after giving effect to the reverse stock split.
     Under Delaware law and under the Certificate of Incorporation and our Bylaws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. Our Board of Directors may make any and all changes to the form of the Proposed Amendments that it deems necessary in order to file one of the Proposed Amendments with the Secretary of State of the State of Delaware and to give effect to the reverse split under Delaware law.
     If Proposal No. 1 is approved and one of the Proposed Amendments becomes effective, the number of shares of Common Stock subject to stock options or other similar rights authorized under the Company’s stock option, equity incentive or stock purchase plans will automatically be proportionately adjusted for the reverse stock split ratio. If Proposal No. 1 is approved and one of the Proposed Amendments becomes effective, the number of shares of Common Stock subject to stock options granted to our directors, officers and employees under our stock option or equity incentive plans and the per share exercise price of these options will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., adjusted exercise price times number of options remains unchanged).
     In addition, we have issued warrants to certain investors or other third parties to purchase shares of our Common Stock.

If Proposal No. 1 is approved and one of the Proposed Amendments becomes effective, the exercise price of the warrants and, accordingly, the number of shares of Common Stock issuable upon exercise of the warrants will be proportionately adjusted, as specified in the documents governing such warrants.
     The reverse stock split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.
     Because a reverse stock split would result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect, although neither the Board of Directors nor our management views this proposal in that perspective. However, the Board of Directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our Common Stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our Common Stock with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of our Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the Board of Directors. The Company does not have any current plans, proposals or arrangements, written or otherwise, to engage in any business or investment opportunity which might result in the issuance of the authorized but unissued shares of our Common Stock not already reserved for issuance upon exercise of currently outstanding options and warrants.
     The Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock. The Board of Directors will have the power to determine the price and terms of any preferred stock. The ability of the Board of Directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of our Common Stock or a non-negotiated tender or exchange offer for our Common Stock. Discouraging open market purchases may be disadvantageous to our stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.
     In addition, the provisions of Delaware law and of the Certificate of Incorporation and our Bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. The provisions in the Certificate of Incorporation or our Bylaws include:
•	a board that is divided into three classes, each of which is elected to serve staggered three year terms; and

•	provisions which permit the Board of Directors to increase the number of directors and to fill these positions without a vote of the stockholders.
     In addition, we have entered into employment agreements with certain of our executive officers that contain change of control provisions. These provisions provide that in the event of a change of control, stock options under our stock option plans may be accelerated and we may be obligated in the event of termination of employment and under certain circumstances to make severance and other payments to these executive officers.
     It is possible that these provisions and employment agreements could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests. These provisions may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving us. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Some of these provisions may, however, discourage a future acquisition of us not approved by the Board of Directors in which stockholders might receive an attractive value for their shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in this type of transaction may not have the opportunity to do so. These provisions could also discourage bids for our Common Stock at a premium, as well as create a depressive effect on the market price of our Common Stock.
     The Company does not have any current plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.
     The following table illustrates the effects of a 1:5, 1:7, 1:9, 1:10, 1:11, 1:13 and a 1:15 reverse stock split, without giving effect to any adjustments for fractional shares of our Common Stock, on our authorized and outstanding shares of Common Stock:

Number of Shares of Common Stock
as of March 6, 2006

Prior to
Reverse Stock
	Split			After Reverse Stock Split
		1: 5	1: 7	1: 9	1:10	1: 11	1: 13	1: 15
Authorized	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000	200,000,000

Outstanding	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]
Outstanding

Reserved for issuance upon exercise of Options and Warrants	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]
Outstanding

Authorized but not issued or reserved	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]	[ # of shares to be inserted]
Outstanding
Implementation of Reverse Stock Split
     If Proposal No. 1 is approved by the stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will be effectuated by the filing of one of the Proposed Amendments with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. The Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to abandon or to delay the filing of any of the Proposed Amendments and the reverse stock split if at any time prior to the filing of any of the Proposed Amendments it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Company and its stockholders.
Exchange of Stock Certificates and Payment for Fractional Shares
     If Proposal No. 1 is approved by our stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, certificates representing shares of Common Stock will be deemed to represent the number of shares into which the shares were reverse split pursuant to the Proposed Amendments as of the effective date of the Amendment without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of Common Stock for certificates representing post-split shares. As soon as practicable after the effective date of the Proposed Amendment that is filed with the Delaware Secretary of State, our transfer agent will mail transmittal forms to each holder of record of certificates formerly representing shares of our Common Stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of our Common Stock the holder is entitled to receive as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange.
     After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our Common Stock and will receive in exchange therefor certificates representing the number of shares of our Common Stock to which the holder is entitled. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the Company’s transfer agent.
     In the event that the number of shares of post-split Common Stock for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the closing bid price of our Common Stock as last reported on The Nasdaq National Market immediately prior to the effective date of the Amendment. As a result, in the event that the Company implements a 1:15 reverse stock split, each stockholder who owns less than 15 shares of Common Stock immediately before the reverse stock split will no longer be a stockholder after the reverse stock split and, in the event that the Company implements a 1:5 reverse stock split, each stockholder who owns less than five shares of Common Stock immediately before the reverse stock split will no longer be a stockholder after the reverse stock split. The foregoing is for illustrative purposes only. Stockholders whose ownership interests will be eliminated will vary depending on the reverse stock split ratio selected by the Board of Directors. The Company expects that a reverse stock split using any of the seven alternative ratios will reduce the number of record holders of the Common Stock from [ # of shares to be inserted] to [ # of shares be inserted]. Similarly, no fractional shares will be issued on the exercise of our warrants and options, except as otherwise expressly specified in the documents governing such warrants and options.
     As of the effective date of the Proposed Amendment that is filed with the Delaware Secretary of State, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged as described above, for all corporate purposes, be deemed to represent only the number of post-split shares of Common Stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by us after the Proposed Amendment is effective until that stockholder surrenders and exchanges their certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.
Federal Income Tax Consequences
     The following discussion is a summary of the material anticipated federal income tax consequences of a reverse stock split of our issued and outstanding shares of Common Stock within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.
     This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax exempt entities, trusts and estates). In addition, this summary does not address any consequences of the reverse split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.
     We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our stockholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received in lieu of a fractional share and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of Common Stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.
     We further believe that a stockholder’s aggregate basis of his, her or its post-split shares of Common Stock will equal his, her or its aggregate basis in the pre-split shares of Common Stock owned by that stockholder that are exchanged for the post-split shares of Common Stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of Common Stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock were held as a capital asset on the date of the exchange.
Accounting Effects of the Reverse Stock Split
     Following the effective date of the reverse stock split, the par value of our Common Stock will remain at $0.001 per share. The number of outstanding shares of Common Stock will be reduced by the reverse stock split ratio selected by the Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our Common Stock, and therefore the stated capital associated with our Common Stock, will be reduced, and the additional paid-in capital

(capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effectuated, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Proposed Amendment that is filed with the Delaware Secretary of State, with the Securities and Exchange Commission and The Nasdaq National Market. Stockholders’ equity will remain unchanged.
REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION
     The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our Common Stock entitled to vote at the special meeting is required to approve the reverse stock split. If Proposal No. 1 is approved by the stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will be effectuated by the filing of one of the Amendments with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. If Proposal No. 1 is not approved, the Proposal will not be implemented. Proxies solicited by the Board of Directors will be voted for this Proposal No. 1, unless you specify otherwise in your Proxy.
     The Board of Directors believes that approval of Proposal No. 1 is advisable and in the best interests of the Company and its stockholders for the reasons stated above. The Board of Directors recommends that stockholders vote FOR Proposal No. 1.
OTHER MATTERS
     The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.
Householding of Special Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing or calling the Company at the following address or phone number: Somera Communications, Inc., 301 S. Northpoint Drive, Coppell, Texas 75019, Attention: Kent Coker or by calling (972) 304-5660. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
     Stockholders who wish to present proposals at our 2006 annual meeting must have submitted their proposals in proper form in accordance with our bylaws and we must have received such proposals no later than January 10, 2006 in order to be:
•	considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

•	considered at the meeting.
     Stockholder proposals must be delivered to us at our offices at 301 S. Northpoint Drive, Coppell, Texas 75019, Attention: Corporate Secretary.

FOR THE BOARD OF DIRECTORS,

/s/ Kent Coker

Kent Coker,
Senior Vice President, Chief Financial Officer and Secretary
March 13, 2006
     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ANNEX A
Text of Proposed Amendment
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SOMERA COMMUNICATIONS, INC.
Somera Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The name of the Corporation is Somera Communications, Inc.
SECOND: This Certificate of Amendment has been duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
THIRD: Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding at the end of such Article 4 the following:
“Upon this Certificate of Amendment to our Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each * shares of common stock, par value $.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and subdivided into one share of our common stock, par value $.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by *, and the right to receive cash in lieu of a fraction of a share of New Common Stock. From and after the Effective Time, the term “New Common Stock” as used in this Article 4 shall mean Common Stock as provided in this Second Amended and Restated Certificate of Incorporation.
Notwithstanding stockholder approval of the foregoing amendment, and without further action by the stockholders, the Board of Directors is authorized to abandon or to delay the filing of the amendment and the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Corporation and its stockholders.”
FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of April 12, 2006, at 12:01 a.m. (Central Standard Time) in accordance with the provisions of Section 103(d) of the Delaware General Corporation Law.
IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been signed by Kent Coker, its authorized officer, on this 11th day of April, 2006.

SOMERA COMMUNICATIONS, INC.

By:

Name:	Kent Coker
Title:	Senior Vice President, Chief Financial Officer and Secretary

*	A vote FOR Proposal No. 1 includes approval of seven alternative amendments and seven alternative Certificates of Amendment with the numbers five (5), seven (7), nine (9), ten (10), eleven (11), thirteen (13) and fifteen (15) where indicated, along with authorization for the Board of Directors to file any such Certificate with the Secretary of State of the State of Delaware and to abandon some or all of such amendments in its discretion.

A-1

PROXY	SOMERA COMMUNICATIONS, INC.	PROXY
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, APRIL 11, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF SOMERA COMMUNICATIONS, INC.
The undersigned, revoking all prior proxies, hereby appoint(s) Kent Coker, with full power of substitution, as proxy to represent and vote, as designated herein, all shares of Common Stock of Somera Communications, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of the Company at 301 S. Northpoint Drive, Coppell, Texas 75019 on Tuesday, April 11, 2006 at 9:00 a.m., local time, and at any adjournment thereof.
In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for all proposals. Attendance of the undersigned at the Special Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Special Meeting.
PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.
(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

☑	PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.
1.	Proposal by the Company to approve seven alternative amendments to the Company’s Amended and Restated Certificate of Incorporation whereby each outstanding five (5), seven (7), nine (9), ten (10), eleven (11), thirteen (13) or fifteen (15) shares of common stock would be combined into one share of common stock with the effectiveness of such amendment and the abandonment of the other amendments or the abandonment of all of the alternative amendments to be determined by the Board of Directors in its discretion:

FOR	☐	AGAINST	☐	ABSTAIN	☐
2.	In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the Special Meeting.

Date:

Signature	Signature (if held jointly)

Printed Name(s)

Title (if Applicable)

NOTE:	Please sign exactly as name appears on your stock certificate(s). When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.